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                                                                   Exhibit 10.65

                                                                  CONFORMED COPY
                                                                  --------------


                                   Guarantee

                               dated 16 July 1999










                             EDISON MISSION ENERGY

                                      and

                               BARCLAYS BANK PLC
                        as Facility Agent for the Banks
               parties to the Facility Agreement defined herein







                              LINKLATERS & PAINES
                                One Silk Street
                                London EC2Y 8HQ

                            Tel: (+44) 171 456 2000





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This Guarantee is made as a deed on 16 July 1999 between

(1) Edison Mission Energy, a California corporation registered in the State of California whose principal place of business is at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92715, United States of America (the "Guarantor"); and

(2) Barclays Bank PLC, as facility agent for the financial institutions defined as Banks (the "Banks") in the Facility Agreement defined below (the "Facility Agent", which expression includes any successor or replacement Facility Agent appointed pursuant to Clause 18.9 (Resignation of Facility Agent) of the Facility Agreement).

     The Banks have agreed to enter into the coal and capex facility agreement of even date (the "Facility Agreement") with EME Finance UK Limited (the "Borrower") on various conditions, one of which is that the Guarantor gives this Guarantee.

1    Interpretation

1.1 In this Guarantee terms defined and references construed in the Facility Agreement shall have the same meaning and construction and, except to the extent that the context requires otherwise:

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan or Welfare Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Authorised Representative" means, relative to the Guarantor, those of its officers and employees whose signatures and incumbency shall have been certified to the Facility Agent and the Banks pursuant to Clause 4.1(a) (Initial Conditions Precedent) of the Facility Agreement.

     "Business Day" has the meaning given to it in the Facility Agreement.

     "Capitalised Lease Liabilities" of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with US GAAP, would be classified as capitalised leases, and, for purposes of this Guarantee, the amount of such obligations shall be the capitalised amount thereof, determined in accordance with US GAAP.

     "Cash Equivalent Investment" means, at any time:

     (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or an agency thereof; or

     (b) other investments in securities or bank instruments rated at least "A" by S&P and "A2" by Moody's or "A-1" by S&P and "P-1" by Moody's and with maturities of less than 366 days; or

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     (c)  other securities as to which the Guarantor has demonstrated, to the satisfaction of the Facility Agent, adequate liquidity through secondary markets or deposit agreements.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

     "Change in Control" means the failure of Edison International to own, directly or indirectly, at least 50.1% of the outstanding shares of voting stock of the Guarantor (or any successor pursuant to Clause 4.2.5(iii)), on a fully diluted basis.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended.

     "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such Contingent Liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided further, however, that any agreement to limit the maximum amount of such Person's obligation under such Contingent Liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     "Debt Rating" means a rating of the Guarantor's long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If Moody's or S&P shall have changed its system of classifications after the date hereof, the Guarantor's Debt Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Effective Date" means the date on which the Facility Agent gives the notification under Clause 4.1(b) (Initial Conditions Precedent) of the Facility.

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     "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to Hazardous Materials and/or to public health and protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act, as amended.

     "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "Event of Default" has the meaning given to it in the Facility Agreement.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g. - the "1999 Fiscal Year") refer to the Fiscal Year ending on December 31 occurring during such calendar year.

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Hazardous Material" means:

     (a)  any "hazardous substance", as defined by any Environmental Law;

     (b)  any "hazardous waste", as defined by any Environmental Law;

     (c)  any petroleum product; or

     (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Environmental Law.

     "Indebtedness" of any Person means, without duplication:

     (a)  all indebtedness for borrowed money;

     (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business;

     (c) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralised with cash or Cash Equivalent Investments) bankers" acceptances and similar instruments (in each case, whether or not matured);

     (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

     (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to

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          property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

     (f)  all Capitalised Lease Liabilities;

     (g)  all net obligations with respect to sales of foreign exchange options;

     (h) all indebtedness referred to in clauses (a) to (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and

     (i)  all Contingent Liabilities.

     For all purposes of this Guarantee, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

     "Investment" means, relative to any Person:

     (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

     (b)  any Contingent Liability of such Person; and

     (c) any ownership or similar interest held by such Person in any other Person.

     The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

     "Loan Documents" means the Facility Agreement and this Guarantee.

     "Material Adverse Effect" means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its payment obligations under this Guarantee.

     "Moody's" means Moody's Investor Service, a division of Dun & Bradstreet Corporation, and its successors and assigns.

     "Net Tangible Assets" means, as of the date of any determination thereof, the total amount of all assets of the Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with US GAAP), less the sum of (a) the consolidated current liabilities of the Guarantor and its Subsidiaries (determined on a consolidated basis in accordance

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     with US GAAP) and (b) assets properly classified as "intangible assets" in accordance with US GAAP.

     "Non-Recourse Debt" means Indebtedness which the Guarantor is not directly or indirectly obligated to repay.

     "Non-Recourse Persons" means the Affiliates of the Borrower, including The Mission Group, Edison International and Southern California Edison Company, and the officers, directors, employees, shareholders, agents, Authorised Representatives and other controlling persons of the Borrower of any of its Affiliates, provided that in no event shall the Borrower be deemed to be a Non-Recourse Person.

     "Obligations" means all obligations (monetary or otherwise) of the Guarantor arising under or in connection with the Guarantee.

     "Organic Document" means, relative to the Guarantor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorised shares or capital stock.

     "Partnership" means a general partnership, limited partnership, joint venture or similar entity in which the Guarantor or a Subsidiary is a partner, joint venturer or equity participant.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Guarantor or any corporation, trade or business that is, along with the Guarantor, a member of a Controlled Group, has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under
     Section 4069 of ERISA.

     "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Pricing Grid" means the pricing grid in Clause 6.6 (The Margin) of the Facility Agreement.

     "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

     "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

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     "Tangible Net Worth" means the net worth of the Guarantor and its
     Subsidiaries (determined on a consolidated basis in accordance with US
     GAAP) after subtracting therefrom the aggregate amount of any intangible assets of the Guarantor and its Subsidiaries (determined on a consolidated basis in accordance with US GAAP), including goodwill, franchises, licences, patents, trademarks, trade names, copyrights, service marks and brand names.

     "Taxes" or "Tax" means any present or future tax, levy, impost, duty, charge, fee deduction or withholding in the nature of tax whatever called and wherever imposed and whether imposed, levied, collected, withheld or assessed (and any penalty or interest payable in connection with any failure to pay or delay in paying the same) income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes or taxes imposed on or measured by any Bank's net income, in each case, imposed as a result of a connection between the Bank and the jurisdiction imposing the tax (other than a connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Guarantee), and the Banks will use reasonable efforts to minimise, to the extent possible, any such applicable taxes; provided, however, that such Taxes does not include franchise taxes, receipts, net worth or shareholders' capital.

     "Total Commitments" has the meaning given to it in the Facility Agreement.

     "US GAAP" means generally accepted accounting principles in effect in the United States.

     "Welfare Plan" means a "welfare plan" as such term is defined in Section 3(1) of ERISA.

     "Year 2000 Problem" means any significant risk that computer hardware, software or equipment containing embedded microchips essential to the businesses or operations of the Guarantor and its Subsidiaries will not, in the case of dates or time periods occurring after 31 December 1999, function at least as effectively as in the case of dates or time periods occurring prior to 1 January 2000.

1.2  Headings shall be ignored in construing this Guarantee.

1.3 Unless otherwise specified, all accounting terms used in this Guarantee shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with US GAAP applied in the preparation of the financial statements referred to in Clause 3.1.5 except that quarterly financial statements are not required to contain footnotes.

2    Guarantee

2.1 The Guarantor unconditionally and irrevocably guarantees that, if for any reason, the Borrower does not pay any sum payable by it under the Facility Agreement by the time, on the date and otherwise in the manner specified in the Facility Agreement (whether on the normal due date, on acceleration or otherwise), the Guarantor will pay that sum within 5 Business Days of demand by the Facility Agent.

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2.2  The Guarantor's liability under this Guarantee shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever (whether or not known to the Facility Agent, any Bank or the Guarantor) other than the irrevocable payment to the Banks of all amounts payable hereunder. Nothing shall impair or discharge the Guarantor's liability or obligations under this Guarantee and this shall apply, without limitation, in relation to:

     2.2.1 anything which would have discharged the Guarantor (wholly or in part) whether as surety, co-obligor or otherwise or which would have afforded the Guarantor any legal or equitable defence; or

     2.2.2 the existence or validity or the taking or renewal of any other guarantee or security taken by the Banks in relation to the Facility Agreement, or any enforcement of or failure to enforce or the release or waiver of any such guarantee or security; or

     2.2.3 any amendment to or variation of the Facility Agreement, or any security or other document relating to the Facility Agreement, or any assignment thereof or any waiver or departure from their respective terms or any such security or document in any such case with or without the consent of the Guarantor; or

     2.2.4 any release of, or granting of time or any other indulgence to, the Borrower or any other person; or

     2.2.5 any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, disability, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, the Borrower or any other person (or any act taken by the Guarantor or the Borrower in relation to any such event); or

     2.2.6 any other circumstances which might render void or unenforceable the obligations, commitments and undertakings of the Borrower under the Facility Agreement, or which might affect the Banks' ability to recover amounts from the Borrower thereunder; or

     2.2.7 any defence or counterclaim which the Borrower may be able to assert against the Banks.

2.3 Any amounts payable under this Guarantee shall be paid in full without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, Taxes or otherwise) unless such deduction or withholding is required by law. If such a deduction or withholding is required the Guarantor shall forthwith pay to the Facility Agent an additional amount calculated to ensure that the net amount received by the Banks (taking into account any deduction or withholding required on the additional amount) will equal the full amount which would have been received by it had no such deduction or withholding been made.

2.4 As a separate, additional continuing and primary obligation, the Guarantor, unconditionally and irrevocably, undertakes to indemnify the Banks on demand by the Facility Agent (without requiring the Facility Agent to first take steps against the Borrower or any other person) against any loss suffered or incurred by the Banks should the amounts which would otherwise be due under Clause 2.1 above not be recoverable for any reason whatsoever, including (but not limited to) the Facility Agreement being or

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     becoming void, voidable or unenforceable, the amount of that loss being the amount expressed to be payable by the Borrower in respect of the relevant sum.

2.5 Demands may be made by the Facility Agent under this Guarantee from time to time and irrespective of whether any demands, steps or proceedings are being or have been taken against the Borrower or any other person.

2.6 The Guarantor's obligations under this Guarantee are and will remain in full force and effect by way of continuing security until no sum remains to be lent under the Facility Agreement and the Finance Parties have received or recovered all sums payable under the Facility Agreement.

2.7 So long as any sum remains to be lent or remains payable under the Facility Agreement, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this Guarantee for or on account of the liabilities of the Borrower:

     2.7.1 be subrogated to any rights, security or moneys held, received or receivable by the Facility Agent or any of the other Finance Parties or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of the Guarantor's liability under this Guarantee;

     2.7.2 claim, rank, prove or have the benefit of any payment, distribution or security from or on account of the Borrower or exercise any right of set-off as against the Borrower unless the Facility Agent otherwise directs.

3    Representations and Warranties

3.1 The Guarantor represents and warrants to and for the benefit of the Facility Agent (on behalf of itself and each Bank) as follows:

     3.1.1  Organisation; Power; Compliance with Law and Contractual
            Obligations: It (i) is a corporation validly organised and existing and in good standing under the laws of the state of its incorporation, (ii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, (iii) has all requisite corporate power and authority and holds all material requisite governmental licences, permits and other approvals to enter into and perform its Obligations under this Guarantee and to conduct its business substantially as currently conducted by it and
            (iv) is in compliance with all laws, governmental regulations, court decrees, orders and Contractual Obligations applicable to it, except, with respect to Clause 3.1.1(ii) to (iv) to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     3.1.2 Due Authorisation; Non-Contravention: The execution, delivery and performance by the Guarantor of this Guarantee is within the Guarantor's corporate powers, has been duly authorised by all necessary corporate action, and does not:

            (i)    contravene the Guarantor's Organic Documents;

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            (ii)   contravene any law, governmental regulation, court decree or order or material Contractual Obligation binding on or affecting the Guarantor; or

            (iii) result in, or require the creation or imposition of, any Lien on any of the Guarantor's properties.

     3.1.3  Governmental Approval; Regulation:

            (i) No authorisation, consent, approval, licence, exemption of or filing or registration with any court or governmental authority or regulatory body ("Governmental Approval") is required for the Guarantor to execute and perform its obligations under this Guarantee, except for those which have been duly obtained or effected. No material Governmental Approval is required for the Guarantor to carry on its business, except for those which have been duly obtained or effected.

            (ii) The Guarantor is not subject to any regulation as an "investment company" subject to the U.S. Investment Company Act of 1940, as amended, or as a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" subject to the U.S. Public Utility Holding Company Act of 1935, as amended ("PUHCA"), except that the Guarantor is a "subsidiary company" of Edison International which is a "holding company" that is exempt from all regulation under PUHCA (except Section 9(a)(2) thereof) pursuant to Section 3(a) thereof. The Guarantor is not otherwise subject to any regulation as a "public utility" under any other applicable law, rule or regulation, which would have Material Adverse Effect.

     3.1.4 Validity: This Guarantee constitutes the legal, valid and binding obligations of the Guarantor enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity).

     3.1.5 Financial Information: The consolidated balance sheets of the Guarantor (as at 31 December 1997 and 31 December 1998, and the related consolidated statements of income and cash flows of the Guarantor, copies of which have been furnished to the Facility Agent, have been prepared in accordance with US GAAP consistently applied, and present fairly the consolidated financial condition of the Guarantor and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended.

     3.1.6 No Material Adverse Change: There has not occurred any event or condition having a Material Adverse Effect since 31 December 1998.

     3.1.7 Litigation: There is no pending or, to the knowledge of the Guarantor, threatened litigation, action, proceeding, or labour controversy affecting the Guarantor, or any of its properties, businesses, assets or revenues, which, if adversely determined (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without any reservations), would have a Material

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            Adverse Effect or which purports to affect adversely the legality, validity or enforceability of this Guarantee.

     3.1.8 Ownership of Properties: The Guarantor owns good and marketable title to, or a valid leasehold interest in or other enforceable interest in all properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) purported to be owned, leased or held by it, free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Clause 4.2.2.

     3.1.9 Taxes: The Guarantor has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with US GAAP shall have been set aside on its books.

     3.1.10 Pension and Welfare Plans: During the consecutive 12 month period prior to the date of the execution and delivery of this Guarantee and prior to the Issue Date (as defined in the Facility Agreement), no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Guarantor or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty. Neither the Guarantor nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan which could reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     3.1.11 Environmental Warranties:

            (i) All facilities and property owned or leased by the Guarantor or any of its Subsidiaries or Partnerships have been, and continue to be, owned or leased by the Guarantor, its Subsidiaries or Partnership, as the case may be, in compliance with all Environmental Laws, except where the failure so to comply would not have, or be reasonably expected to have, a Material Adverse Effect.

            (ii) There are no pending or, to the knowledge of the Guarantor, threatened:

                   (a) material claims, complaints, notices or requests for information received by the Guarantor from governmental authorities with respect to any alleged violation by the Guarantor of any Environmental Law; or

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                   (b)  material complaints, notices or inquiries to the
                        Guarantor from governmental authorities regarding potential liability under any Environmental Law.

            (iii) There have been no Releases (as defined under any Environmental Law) of Hazardous Materials at, on or under any property now or previously owned or leased by the Guarantor that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect.

            (iv) The Guarantor has obtained and is in compliance with all permits, certificates, approvals, licences and other authorisations relating to environmental matters and necessary for the Guarantor's business, except where the failure to obtain, maintain or comply with such permits, certificates, approvals, licences or other authorisations would not have, or be reasonably expected to have, a Material Adverse Effect.

            (vi) No property now or previously owned or leased by the Guarantor is listed or proposed for listing (with respect to owned property only) on the U.S. National Priorities List pursuant to any Environmental Law, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

            (vi) No conditions exist at, on or under any property now or previously owned or leased by the Guarantor which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which liability would have, or may reasonably be expected to have, a Material Adverse Effect.

     3.1.12 Regulations T, U and X: The Guarantor is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Advances will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Clause
            3.1.12 with such meanings.

     3.1.13 Accuracy of Information: All factual information heretofore or contemporaneously furnished by the Guarantor in writing to the Facility Agent or any Bank for purposes of or in connection with this Guarantee or any transaction contemplated hereby is, and all other such written factual information hereafter furnished by the Guarantor in writing to the Facility Agent or any Bank will be, true and materially accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Guarantee by the Facility Agent and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not materially misleading.

     3.1.14 The Obligations: The Obligations are senior, unsecured Indebtedness of the Guarantor ranking at least pari passu with all other senior, unsecured Indebtedness of the Guarantor.

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     3.1.15 Year 2000 Matters: The Guarantor has reviewed its operations and those of its Subsidiaries with a view to assessing whether its businesses or the businesses of any of its Subsidiaries will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilisation of data, be vulnerable to a Year 2000 Problem or will be vulnerable to the effects of a Year 2000 Problem suffered by any of the Guarantor's or any of its Subsidiaries' major commercial counterparties. Based on such review the Guarantor has no reason to believe that a Material Adverse Effect will occur with respect to its businesses or operations or the businesses or operations of any of its Subsidiaries resulting from a Year 2000 Problem.

3.2 The representations and warranties set out in Clause 3.1 shall be deemed to be repeated on the date of drawdown of each Advance (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). The representations and warranties set out in Clause 3.1.1 to 3.1.5 (inclusive) shall be deemed to be repeated by the Guarantor on the first day of each Interest Period with reference to the facts and circumstances then existing.

4    Covenants

4.1 Affirmative Covenants: The Guarantor agrees with the Facility Agent (on behalf of itself and each Bank) that, until the Total Commitments have terminated and all obligations of the Borrower under the Facility Agreement have been paid and performed in full, the Guarantor will perform the obligations set forth in this Clause 4.1.

     4.1.1 Financial Information, Reports, Notices: The Guarantor will furnish, or will cause to be furnished, to the Facility Agent copies of the following financial statements, reports, notices and information:

            (i) as soon as available and in any event within 60 days after the end of each of the first 3 Fiscal Quarters of each Fiscal year of the Guarantor, consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an Authorised Representative with responsibility for financial matters;

            (ii) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Guarantor, a copy of the annual audit report for such Fiscal Year for the Guarantor and its Subsidiaries, including therein consolidated balance sheets of the Guarantor and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such Fiscal Year, and accompanied by the unqualified opinion of Arthur Andersen & Co. or other internationally recognised independent auditors selected by the Guarantor which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods

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                   indicated in conformity with US GAAP applied on a basis
                   consistent with prior periods;

            (iii) concurrently with the delivery of the financial statements referred to in Clause 4.1.1(i) a certificate, executed by the controller, treasurer or chief financial officer of the Guarantor, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Facility Agent) compliance with the financial covenant set forth in Clause 4.2.3;

            (iv) as soon as possible and in any event within 5 Business Days after any Authorised Representative obtains knowledge of the occurrence of each Default, a statement of such Authorised Representative setting forth details of such Default or default and the action which the Guarantor has taken and proposes to take with respect thereto;

            (v) as soon as possible and in any event within 5 Business Days after (1) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labour controversy of the type described in Clause 3.1.7 or (2) the commencement of any labour controversy, litigation, action, proceeding of the type described in Clause 3.1.7, notice thereof and, upon request of the Facility Agent, copies of all non-privileged documentation relating thereto;

            (vi) promptly after the sending or filing thereof, copies of all reports and registration statements which the Guarantor files with the Securities and Exchange Commission or any national securities exchange;

            (vii) immediately upon becoming aware of the institution of any steps by the Guarantor or any other Person to terminate any Pension Plan (other than a standard termination under ERISA
                   Section 4041(b)), or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Guarantor furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Guarantor or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty, or any increase in the contingent liability of the Guarantor with respect to any post-retirement Welfare Plan benefit which has a Material Adverse Effect, notice thereof and copies of all documentation relating thereto; and

            (viii) as soon as known, any changes in Guarantor's Debt Rating by
                   Moody's or S&P or any other rating agency which maintains a Debt Rating on the Guarantor which is used in the Pricing Grid.

     4.1.2 Compliance with Laws: The Guarantor will comply in all material respects with all applicable law, rules, regulations and orders, such compliance to include the

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            payment, before the same become delinquent, of all taxes,
            assessments and governmental charges imposed upon it or upon its property (except to the extent such assignments and charges are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with US GAAP shall have been set aside on its books).

     4.1.3 Maintenance of Properties: The Guarantor will, and will use reasonable efforts to cause each of its Subsidiaries and Partnerships to, maintain, preserve, protect and keep its property and equipment in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Guarantor determines in good faith that the continued maintenance of any of its properties or equipment is no longer economically desirable and except where the failure so to do would not have a Material Adverse Effect.

     4.1.4 Insurance: The Guarantor will maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.

     4.1.5 Books and Records: The Guarantor will, and will cause each of its active Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Facility Agent and each Bank or any of their respective representatives (at the Facility Agent's or such Bank's expense), at reasonable times and intervals upon reasonable prior notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant. The Guarantor will at any reasonable time and from time to time upon reasonable prior notice, permit the Facility Agent and the Banks or any of their respective agents or representatives to examine and make copies of and abstracts from the records and books of account of the Guarantor; provided that by virtue of this Clause 4.1.5 the Guarantor shall not be deemed to have waived any right to confidential treatment of the information obtained, subject to the provisions of applicable law or court order.

     4.1.6 Environmental Covenant: The Guarantor will, and will use best efforts to cause each of its Subsidiaries and Partnerships to:

            (i) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licences and other authorisations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, in each case where the failure to do so may reasonably be expected to have a Material Adverse Effect;

            (ii) promptly cure and have dismissed to the reasonable satisfaction of the Facility Agent any actions and proceedings relating to compliance with Environmental Laws where such action or proceeding may reasonably be

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

                   expected to have a Material Adverse Effect; provided that the Guarantor or such Subsidiary or Partnership may postpone such cure and dismissal during any period in which it is diligently pursuing any available appeals in such action or proceeding so long as such postponement would not be reasonably likely to have a Material Adverse Effect; and

            (iii) provide such non-privileged information as the Facility Agent may reasonably request from time to time to evidence compliance with this Clause 4.1.6.

     4.1.7 Conduct of Business and Maintenance of Existence: The Guarantor will continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Clause 4.2.5.

     4.1.8 Year 2000 Matters: The Guarantor will, and will use best efforts to cause each of its Subsidiaries and Partnerships to assure that its computer based systems are able to effectively process data including dates on or after 1 January 2000.

     4.1.9 L/C Reductions: The Guarantor will procure that the L/C Amount (as defined in the Capex Letter of Credit) is reduced at the time and to the extent permitted under the financing documents to which the Project Company is a party.

4.2 Negative Covenants: The Guarantor agrees with the Facility Agent (on behalf of itself and each Bank) that, until the Total Commitments] have terminated and all obligations of the Borrower under the Facility Agreement have been paid and performed in full, the Guarantor will, and will cause each of its Subsidiaries and Partnerships, as applicable, to perform the obligations set forth in this Clause 4.2:

     4.2.1 Restrictions on Secured Indebtedness: The Guarantor will not create, incur, assume or suffer to exist any secured Indebtedness other than:

            (i) Capitalised Lease Liabilities and other secured Indebtedness of any kind whatsoever (including, without limitation, Indebtedness secured by a pledge of the stock of a Subsidiary not otherwise permitted under Clause 4.2.1(ii)) at any time outstanding not exceeding an aggregate principal amount equal to 10% of Net Tangible Assets; provided that any Indebtedness exceeding such amount may be secured pursuant to Clause 4.2.2(vi) and

            (ii) Non-Recourse Debt with respect to which the Guarantor has pledged the stock of a Subsidiary in order to secure initial project financing obtained or being obtained after the Effective Date by such Subsidiary (or the Partnership in which such Subsidiary is a partner).

     4.2.2 Liens: The Guarantor will not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

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            (i)    Liens granted to secure payment of Indebtedness of the type permitted and described in Clause 4.2.1(ii);

            (ii) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with US GAAP shall have been set aside on its books;

            (iii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with US GAAP shall have been set aside on its books;

            (iv) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

            (v) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

            (vi) Liens upon any property at any time directly owned by the Guarantor to secure any Indebtedness of the nature described in Clause 4.2.1(i) in excess of the amount otherwise permitted thereby, provided that the Guarantor's Obligations shall be equally and rateably secured with any and all such Indebtedness and with any other Indebtedness similarly entitled to be equally and rateably secured; and

            (vii) any Lien existing on the property of the Guarantor on the Effective Date.

            In the event that the Guarantor shall propose to create, incur, assume or suffer to exist any Lien upon any property at any time directly owned by it to secure any Indebtedness as contemplated by Clause 4.2.2(vi) above, the Guarantor will give prior written notice thereof to the Facility Agent, who shall give notice to the Banks, and the Guarantor will, prior to or simultaneously with the creation of such Lien, effectively secure the Guarantor's Obligations equally and rateably with such Indebtedness.

     4.2.3 Financial Condition: The Guarantor will not permit its Tangible Net Worth to be less than $400,000,000 plus 25% of the Guarantor's and its Subsidiaries' consolidated net income earned (without subtracting net losses) in each Fiscal Quarter commencing with the quarter ending after 30 September 1992.

     4.2.4 Investments: The Guarantor will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

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

            (i)    Investments existing on the Effective Date;

            (ii) Cash Equivalent Investments provided, however, that any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

            (iii) without duplication, Investments permitted as Indebtedness pursuant to Clause 4.2.1;

            (iv)   otherwise in the ordinary course of business; and

            (v)    Investments permitted pursuant to Clause 4.2.5(ii).

     4.2.5 Consolidation Merger: The Guarantor will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except:

            (i) any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Guarantor or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Guarantor or any other Subsidiary;

            (ii) so long as no Default (by reason of the violation of Clause 4.2.3) has occurred and is continuing or would occur after giving effect thereto, the Guarantor or any of its Subsidiaries may purchase all or substantially all of the assets of any Person, or (in the case of any such Subsidiary) acquire such person by merger; and

            (iii) provided that no Default has occurred and is continuing or would occur after giving effect thereto (including, without limitation, a Change in Control), the Guarantor may consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any person, or permit any Person to merge into or consolidate with the Guarantor if the Guarantor is the surviving corporation or the surviving corporation or purchaser or lessee is a corporation incorporated under the laws of the United States of America or Canada and assumes the Guarantor's Obligations.

     4.2.6 Asset Dispositions: The Guarantor will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, unless:

            (i) such sale, transfer, lease, contribution or conveyance is the ordinary course of its business; or

            (ii) the net book value of such assets, together with the net book value of all other assets sold, transferred, leased, contributed or conveyed otherwise

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                   than in the ordinary course of business by the Guarantor or any of its Subsidiaries pursuant to this Clause 4.2.6(ii) during the most recent 12 month period since the Effective Date, does not exceed 10% of Net Tangible Assets computed as of the end of the most recent quarter preceding such sale; provided, however, that any such sales shall be disregarded for purposes of the limitation of this Clause 4.2.6(ii) if the proceeds are invested in assets in similar or related lines of business of the Guarantor, and provided further, that the Guarantor may sell or otherwise dispose of assets in excess of such 10% if the proceeds from such sales or dispositions, which are not so reinvested, are retained by the Guarantor as cash or Cash Equivalent Investments.

     4.2.7 Transactions with Affiliates: The Guarantor will not enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates unless such arrangement or contract is fair and equitable to the Guarantor and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Guarantor with a Person which is not one of its Affiliates.

     4.2.8 Restrictive Agreements: The Guarantor will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding any Loan Document and any agreement governing any Indebtedness permitted by Clause 4.2.1(ii) as to the assets financed with the proceeds of such Indebtedness) prohibiting:

            (i) the ability of the Guarantor to amend or otherwise modify any Loan Document; or

            (ii) the ability of any Subsidiary to make any payments, directly or indirectly, to the Guarantor by way of dividend, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Guarantor where such prohibition or restriction has a Material Adverse Effect.

4.3  ERISA: The Guarantor will not engage in any prohibited transactions under
     Section 406 of ERISA or under Section 4975 of the Internal Revenue Code, which would subject the Guarantor to any tax, penalty or other liabilities having a Material Adverse Effect.

5    Invalidity

     If any provision of this Guarantee is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Guarantee but without invalidating any of the remaining provisions of this Guarantee. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision with a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

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6    Notices

6.1 Any notice or other communications to be given under, or in connection with, this Guarantee shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in Clause 6.2 (provided that it is also sent by delivery by hand or first class post on the same day), or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 6.2 and in each case marked for the attention of the relevant party set out in Clause 6.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 6). Any notice so served by hand, fax or post shall be deemed to have been received:

     6.1.1  in the case of delivery by hand, when delivered;

     6.1.2  in the case of fax, at the time of transmission;

     6.1.3 in the case of pre-paid recorded delivery, special delivery or registered post, at 10:00 a.m. on the second Business Day following the date of posting,

     provided that in each case where delivery by hand or by fax occurs after
     6.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.

6.2 The addresses and fax number of the parties for the purpose of Clause 6.1 are as follows:

     The Facility Agent:

     Address                              5 The North Colonnade
                                          Canary Wharf
                                          London  E14 4BB

     For the attention of:                Mike Clarke

     Fax:                                 0171 773 6807

     Guarantor:

     Address:                             Lansdowne House
                                          Berkeley Square
                                          London
                                          W1X 5DH

     For the attention of:                General Counsel

     Fax:                                 0171 312 4041

6.3 A party may notify the other for a change to its name, relevant addressee, address or fax number for the purposes of this Clause 6, provided that such notice shall only be effective on:

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     6.3.1  the date specified in the notice as the date on which the change is to take place; or

     6.3.2 if no date is specified or the date specified is less than five New York Business Days after the date on which notice is given, the date following five New York Business Days after notice of any change has been given.

6.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining, in person or by telephone, appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

7    Assignment

No person shall be entitled to assign, transfer, charge, declare trusts over or otherwise deal in any way whatsoever with the benefit or burden of this Guarantee (in whole or in part) or any right, benefit or obligation arising under this Guarantee or with any income or benefit derived or to be derived from this Guarantee or agree to do any such matter; Provided that a Bank may assign the benefit of this Guarantee to any person to whom it transfers its rights and obligations under the Facility Agreement.

8    Variation

No variation of any of the terms of this Guarantee shall be valid unless it is made in accordance with Clause 22 of the Facility Agreement. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

9    Waiver

9.1 Any delay by a Bank or the Facility Agent or the Guarantor in exercising, or any failure to exercise, any right or remedy under this Guarantee shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Guarantee or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

9.2 The rights and remedies of the parties under or pursuant to this Guarantee are cumulative and are in addition to any rights or remedies provided under general law.

10   Governing Law and Jurisdiction

10.1 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of England.

10.2 English Courts: The Facility Agent (on behalf of itself and each Bank) irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and that, accordingly, any legal action or proceedings arising out of or in connection with this Guarantee ("Proceedings") may be brought in those courts and the Guarantor irrevocably submits to the jurisdiction of those courts.

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This Guarantee has been executed as a Deed on the date stated at the beginning.

EXECUTED and DELIVERED as a DEED by
EDISON MISSION ENERGY
acting by a duly authorised officer
in the presence of:                                  PAUL GRACEY

JEREMY STOKELD
One Silk Street
London



EXECUTED as a DEED by
Andrew Vine on behalf of
BARCLAYS BANK PLC
pursuant to a power of attorney dated
for the Banks party to the Facility Agreement        ANDREW VINE

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